Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Scott M. Boruff

Miller Energy Resources

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerenergyresources.com

Miller Energy Resources Closes Deal For 35,325 Shale Acres and 173 Wells

HUNTSVILLE, TN- June 12, 2009- Miller Petroleum, Inc., dba Miller Energy Resources, (MILL.OB) announced today that it has completed the acquisition of certain assets from privately owned Ky-Tenn Oil, Inc., (KTO) which includes approximately 35,325 leased acres located on the Chattanooga Shale and 173 natural gas and oil producing wells.

Miller CEO Scott M. Boruff commented that, “This is the first of many acquisitions that we anticipate closing this year. This asset acquisition more than doubles our oil production and more than triples our natural gas production and our Chattanooga Shale lease acreage holdings. It is another example of the successful execution of our ambitious business plan going forward.” Earlier this year, Miller Energy Resources announced a $20 million acquisition, re-completion, drilling and development program.

Boruff added, “This gives Miller a large lease position in the middle of Tennessee’s prolific Chattanooga Shale play for future drilling development. Initial analysis has indicated that the acreage could yield over 700 new well locations. Another key to this acquisition is the fact that in addition to the 173 wells that we will be operating on the KTO leases, there are over 100 additional wells that can be reworked and put back into production.”

About Miller Energy Resources

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Energy Resources believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its business and other factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy Resources’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Miller Energy Resources does not assume a duty to update these forward-looking statements.